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                                                                    EXHIBIT 99.4

    BOEING ANNOUNCES IT WILL TAKE A FIRST QUARTER CHARGE FOR NEXT-GENERATION
                         737 PROGRAM PRODUCTION PROBLEMS

SEATTLE, APRIL 9, 1998 -- Phil Condit, Boeing chairman and chief executive officer, announced today that first quarter earnings will include a $350 million pretax charge to earnings on the Next-Generation 737 program. Excluding the forward loss on the Next-Generation 737 program, pretax earnings of $400-$450 million are projected for the first quarter. Boeing's first quarter earnings will be released on April 22.

The charge represents an increase to the previously recognized forward loss amount of $700 million for the Next-Generation 737 program. The forward loss is the amount by which the estimated production costs exceed the estimated revenue for the first 400 units of the program.

Condit noted that several factors contributed to the additional charge. As previously reported, changes to the aircraft resulting from flight test and certification requirements caused the retrofit activity to be more extensive than originally anticipated. The incorporation of these changes in all Next-Generation 737 production aircraft, as well as reduction of out-of-sequence work and process flow risk, will require more resources and overtime as the Next-Generation 737 production rate increases. In addition, changes in the projected mix of the models offered, coupled with a lower price-escalation trend, reduced revenue estimates for the first 400 units.

Performance to the production recovery plan for the Next-Generation 737 program during upcoming rate increases will determine whether further charges are necessary. The production rate will increase in the second quarter of 1998 from 7 aircraft per month to 14 per month and then to 21 per month late in 1998.

Cost and schedule performance on other commercial aircraft models continues to be close to recovery plans, although the lower price-escalation trend also affects the company's forecast of revenues for all commercial aircraft programs. Production rate increases are planned for the 757 in the second quarter, the 747 in the third quarter, and the 777 in the third quarter of 1998.

"The management and operational complexities, on an industrywide basis, of the rapid production rate buildup that resulted in abnormally high parts shortages and out-of-sequence work in the second half of 1997 cannot be reversed quickly. We are making progress and focusing our energies to get back to full production health in 1998 on all of our commercial programs," Condit said. "Our order book remains strong. We have announced orders for more than 850 Next-Generation 737 aircraft, with 15 delivered through the end of March 1998. In total, we have unfilled announced orders for more than 1,750 commercial aircraft. These orders, plus the strong Information, Space & Defense Systems backlog, present us with solid opportunities in the next several years."



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               FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND
                                   UNCERTAINTY

Certain statements in the financial discussion and analysis by management contain "forward-looking" information that involves risk and uncertainty, including projections for deliveries, sales, research and development expense and other trend projections. Actual future results and trends may differ materially depending on a variety of factors, including the Company's successful execution of internal performance plans; future integration of McDonnell Douglas Corporation; product-performance risk associated with regulatory certifications of the Company's commercial aircraft by the U.S. Government and foreign governments; other regulatory uncertainties, collective-bargaining labor disputes; performance issues with key suppliers and subcontractors; government export and import policies; factors that result in significant prolonged disruption to air travel worldwide; global trade policies; worldwide political stability and economic growth; changing priorities or reductions in the U.S. Government defense and space budgets; termination of government contracts due to unilateral government action or failure to perform; and legal proceedings.

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C1595
Contact:  Larry McCracken
(206) 655-6123



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